As filed with the Securities and Exchange Commission on October 14, 2025
Registration No. 333-289970
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO.2
TO
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ASIA PACIFIC WIRE & CABLE
CORPORATION LIMITED
(Exact Name of Registrant as Specified in its Charter)

Bermuda	3357	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
15/Fl. B, No. 77, Sec. 2
Dunhua South Road
Taipei, 106, Taiwan
Republic of China
Tel: +886-2-2712-2558
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Pacific Holdings Group
Attn: Paul Weber
2901 Dallas Parkway, Suite 360
Plano, Texas 75093
Tel: 469-797-7191
(Name, address, including area code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription Rights to purchase Common Shares (2)	—	—	—	—
Common Shares, par value 0.01 per share	20,616,227	—	$34,222,936.82 (3)	$5,239.53 (4)
(1) This registration statement relates to our Common Shares issuable upon the exercise of subscription rights. Each Common Share will be issued one subscription right. No separate consideration is payable for the subscription rights.
(2) The subscription rights are being issued without separate consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable.
(3) Represents the maximum amount of gross proceeds from the issuance of our Common Shares pursuant to exercise of the subscription rights.
(4) Previously paid. Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. ($153.10 per one million gross proceeds)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This pre-effective Amendment No. 2 (this “Amendment2”) to the Registration Statement on Form F-1 (Registration No. 333-289970) filed August 29, 2025, as amended by Amendment No. 1 to Form F-1 filed September 19, 2025 (the “Registration Statement”) is filed solely for the purposes of amending the cover page of the Preliminary Prospectus to include the number of Common Shares issuable upon the exercise of the subscription rights to purchase Common Shares, and to file Appleby (Bermuda) Limited’s legal opinion, included and referenced as Exhibit 5.1 on the Exhibits Index. Other than changing the filing and signature dates to the filing date of this Amendment2, no additional changes have been made to the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION: DATED OCTOBER 14, 2025
ASIA PACIFIC WIRE & CABLE
CORPORATION LIMITED
20,616,227 Common Shares
Issuable Upon the Exercise of Subscription Rights to Purchase Common Shares

Asia Pacific Wire & Cable Corporation Limited (“we”, “us” or “our”) is a holding company incorporated in Bermuda with principal executive offices in Taipei, Taiwan. We conduct our operations through various subsidiaries in Australia, Hong Kong, the People’s Republic of China, Singapore and Thailand.
We are distributing, at no charge to the holders of our Common Shares, non-transferable subscription rights to purchase additional Common Shares, par value $0.01 per share (the “Common Shares”). We refer to one whole share of our Common Shares as a "Common Share". We refer to the offering that is the subject of this prospectus as the rights offering. In the rights offering, you will receive one subscription right for each Common Share that you own as of 5:00 p.m., New York City, NY time ("Eastern Time"), on September 24, 2025, which we refer to as the record date.
Each subscription right entitles the holder to purchase a Common Share at the subscription price of $1.66 per Common Share. We refer to this right as the basic subscription right.
Subscription right holders who fully exercise their basic subscription rights will be entitled to subscribe for additional Common Shares that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. If an insufficient number of Common Shares are available to satisfy fully the over-subscription requests, then the available Common Shares will be distributed among subscription rights holders who exercised their over-subscription right, based on the procedures set forth herein.
Should shares issuable under the rights offering remain unsubscribed after the offering expiration date and after subscription right holders have exercised their basic and over-subscription rights, we may offer any unsubscribed shares directly to persons other than subscription right holders, to or through agents, underwriters or dealers or through a combination of such methods.
Assuming full exercise of the subscription rights, the proceeds to us from the rights offering would be approximately $33.9 million after deducting costs and expenses related to the rights offering payable by us, estimated at approximately $350,000.
Pacific Electric Wire & Cable Co., Ltd. (“PEWC”), our parent company, a Taiwanese company that beneficially owned approximately 80.96% of our issued and outstanding Common Shares as of July 31, 2025, informed us that it intends to participate in the rights offering by means of a cash investment of at least approximately $27.7 million. If PEWC elects to make that entire investment, it would fully exercise its basic subscription rights, but not exercise any over-subscription rights. However, PEWC's stated intention is non-binding and there is no guarantee or commitment that PEWC will ultimately decide to exercise any or all of its basic subscription rights, or not to exercise any or all of its over-subscription rights.
The subscription rights will expire if they are not exercised before 5:00 p.m., Eastern Time, on October 24, 2025, which we refer to as the expiration date. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond November 24, 2025. Any rights not exercised at or before the expiration date will expire worthless without any payment to the holders of those unexercised rights. None of our Board of Directors, any committee thereof, or our management is making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering.
The subscription rights may not be sold or transferred, and will not be listed for trading on any stock exchange or market.
All exercises of subscription rights are irrevocable. We may cancel the rights offering in our sole discretion at any time prior to its expiration, for any reason. If the rights offering is canceled, the subscription agent will return all investment amount payments it has received for the cancelled rights offering, without interest or deduction.
Our Common Shares are listed on the NASDAQ Capital Market under the symbol “APWC”. The last sale price of our Common Shares on NASDAQ on June 26, 2025 was $1.66 per share. The Common Shares to be issued upon exercise of the subscription rights will also be listed for trading on the NASDAQ Capital Markets under the same symbol. As of the close of business on July 31, 2025, there were 20,616,227 Common Shares issued and outstanding.

Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page 9 and under similar headings in the other documents that are incorporated by reference into this prospectus to read about factors you should consider before deciding whether to exercise your subscription rights, including regarding our subsidiaries that are formed under the laws of, and operate in, the People’s Republic of China.
This is not an underwritten offering. The subscription rights are being offered directly by us without the services of an underwriter, dealer manager or selling agent. There is no minimum subscription amount required to consummate the rights offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States.

The date of this prospectus is                    , 2025

EXHIBITS INDEX

Exhibit No.	Description of Exhibit
3.1	Memorandum of Association of Asia Pacific Wire & Cable Corporation Limited (incorporated by reference to Exhibit 1.1 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 21, 2001). (P)

3.2
Third Amended and Restated Bye-Laws of Asia Pacific Wire & Cable Corporation Limited (incorporated by reference to Exhibit 3.2 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2012).

4.1
Description of the Rights of Holders of Common Shares (incorporated by reference to Exhibit 2.1 of the Company's annual report on Form 20-F filed with the Securities and Exchange Commission on March 31, 2024).

4.2	Form of Subscription Rights Certificate.*

5.1	Legal Opinion of Appleby (Bermuda) Limited.**

10.1	Composite Services Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form F-1 filed with the Securities and Exchange Commission on November 13, 1996). (P)

14	Code of Ethics (incorporated by reference to Exhibit 11 of the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2007).

21.1	List of significant subsidiaries. *

23.1	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1).**

23.2	Consent of PricewaterhouseCoopers. *

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Form of Instructions as to Use of Subscription Rights Certificate.*

99.2	Form of Letter to Record Holders.*

99.3	Form of Letter to Nominees.*

99.4	Form of Letter to Beneficial Owners.*

99.5	Form of Beneficial Owner Election Form.*

99.6	Form of Nominee Holder Certification.*

107	Filling Fee Table *

(P)	Paper filings
*	Previously filed
**	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, R.O.C., on October 14, 2025.

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

/s/ Ben Lee
Name:	Ben Lee
Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Yuan Chun Tang and Ben Lee, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Yuan Chun Tang	Chief Executive Officer, Director	October 14, 2025
Yuan Chun Tang

/s/ Ben Lee	Chief Financial Officer	October 14, 2025
Ben Lee

/s/ James Lu	Deputy Chief Financial Officer	October 14, 2025
James Lu

/s/ Daphne Hsu	Financial Controller	October 14, 2025
Daphne Hsu

/s/ David Sun	Director	October 14, 2025
David Sun

/s/ Lee Gai Poo	Director	October 14, 2025
Lee Gai Poo

/s/ Anson Chan	Director	October 14, 2025
Anson Chan

/s/ Dr. Lambert Ding	Director	October 14, 2025
Dr. Lambert Ding

/s/ Dr. Yichin Lee	Director	October 14, 2025
Dr. Yichin Lee
/s/ Patrick Chung	Director	October 14, 2025
Patrick Chung

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, as amended, appearing below is the signature of the Registrant’s authorized agent in the United States, thereunto duly authorized, in Plano, Texas, on October 14, 2025.

PACIFIC HOLDINGS GROUP
/s/ Paul Weber
Name:	Paul Weber
Title:	Senior Vice President